Exhibit 10.60

FTI Consulting, Inc. 2006 Global Long-Term Incentive Plan

Appendix II: Australian Sub-Plan

This Appendix II applies to any Awards that are made pursuant to the FTI Consulting, Inc. 2006 Global Long-Term Incentive Plan (the “Plan”) to Eligible Employees who are residents of Australia and who are or may become subject to income tax in Australia.

This Appendix II shall be read in conjunction with the Plan and is subject to the terms and conditions of the Plan; provided that to the extent that the terms and conditions of the Plan differ from or conflict with the terms of this Appendix II, the terms of this Appendix II shall prevail.

The terms and conditions of this Appendix II are that of the Plan, modified as follows:

1.	Definitions

All definitions set out in this Appendix II shall prevail over the same definitions set out in the Plan.

1.1 “Affiliate” means any corporation or entity in which the Company controls the composition of the board of directors, is in a position to cast or control the casting of more than 50% of the maximum number of votes that might be cast at a general meeting of that corporation or entity or hold more than 50% of the issued share capital, as determined by the Committee.

1.2 “Awards” means any stock option or stock award relating to the Common Stock of the Company granted pursuant to the provisions of the Plan.

1.3 “Participant” means an Eligible Person to whom an Award is made.

2.	Taxes

2.1 Responsibility The Participant shall be solely responsible for the satisfaction of any taxes that may arise, and neither the Company nor any of its Subsidiaries or Affiliates, nor the Administrator, shall have any obligation whatsoever to pay such taxes. To the extent the Company, or any of its Subsidiaries or Affiliates, is required to pay any tax as a result of the Participant’s receipt or exercise of an Award, the Participant will indemnify the Company for any such payment. The Participant may be liable to pay income tax by virtue of the Income Tax Assessment Act 1936 and Income Tax Assessment Act 1997 or any other similar legislation in any jurisdiction outside Australia.

3.	Common Stock available for the Sub-Plan

3.1 Plan Limit Notwithstanding any other provision of the Plan including Article 4, the Company must not offer Awards under this Plan if, at the time of the offer, the sum of the number of shares of Common Stock:

•	the subject of the offer;

•	which would be issued if all outstanding offers, invitations or options made or granted under this Plan and any other employee share plan of any Affiliate were accepted or exercised; and

•	issued under this Plan or issued under any other employee share plan of any Affiliate during the period of five years prior to the date of the offer, exceeds 5% of the total number of issued shares of Common Stock.

For the purpose of calculating this limit, any offer made or option acquired or shares of Common Stock issued by way of or as a result of:

•	an offer to a non-Australian resident at the time of receipt of the offer,

•	offers or invitations which do not require disclosure because of section 708 of the Corporations Act 2001; and

•	Shares of Commons Stock subject to options which have elapsed or are otherwise not capable of exercise,

are to be excluded from the calculation of the limit.

3.2 Scaling Down. If, as a result of acceptances received for an offer under this Plan, the number of shares of Common Stock to be issued to or acquired by Participants would exceed the limit set forth in Article 1.3.1 of this Appendix II , the amount of shares of Common Stock to be issued or acquired under the Plan to each Participant will be scaled down, in the manner determined by the Committee.

4.	Sub-Plan terms and conditions

4.1 Provisions applicable to Administration of the Plan. Notwithstanding any other provision of the Plan, the Plan for the purpose of this Appendix II shall be administered in accordance with Article 3 of the Plan.

4.2 Participation. Notwithstanding Article 5 of the Plan, participation in the Plan shall be open to:

•	any full or part time employee who is employed with the Company or an Affiliate; or

•	a director of the Company or an Affiliate who holds a salaried employment or office in the Company or Affiliate; or

•	a senior manager of the Company or an Affiliate, as may be selected by the Committee from time to time, subject to any restrictions imposed by applicable law.

4.3 Termination, Modification and Amendment of the Plan. With respect to the provisions of Article 7(e) of the Plan, any amendment to Appendix II of the Plan shall be reviewed for conformity with Australian legislation applicable from time to time, prior to implementation.

4.4. Maximum price of stock option. Any stock options Awards offered under this Plan (other than to an employee who is a senior manager of the Company or Affiliate) must be offered at no more than 1 cent per stock option (in Australian Dollars).

4.4 Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company or its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. The Participant understands that the Company or its Affiliates hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number or other identification number (if applicable), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in Participant’s favor for the purpose of implementing, managing and administering the Plan (the “Data”). The Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Employee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than Employee’s country and consents to such transfer. The Participant understands that the Participant may request a list of the names and addresses of any potential recipients of the Data by contacting the Company’s director of human resources. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired under the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company’s director of human resources in writing. The Participant understands that refusing or withdrawing consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Participant understands that the Participant may contact the Company’s director of human resources.

5.	No Employment Contract or Rights.

5.1 Not a Contract of Employment. Nothing contained in the Plan or this Appendix II constitutes:

•	any contract of employment or appointment;

•	any arrangement in respect of any such employment or appointment; or

•	a related condition or collateral arrangement to any such contract or appointment;

between the Company or an Affiliate and any Participant.

5.2 No Continued Employment Rights. Participation in this Appendix II will not affect the rights and obligations of any Participant under the terms which he or she is employed or appointed. In particular, neither the Plan nor this Appendix II give a Participant any right to be retained in the Company’s employ, and neither do they enlarge or diminish the Company’s right to terminate the employee’s employment, or otherwise provide the Participant with any right to payment, or any additional payment in the event that their employment ends by reason of redundancy

6. No Right to Compensation.

6.1	A Participant has no right to compensation or damages from the Company or any Affiliate in respect of any loss of future rights under the Plan or this Appendix II, as a consequence of termination or amendment of the Plan or termination of the Participant’s employment or appointment for any reason.

6.2	Nothing in the Plan or this Appendix II confers any responsibility or liability on the Company or any Affiliate or its Directors, officers, employees, representatives or agents in respect of any taxation liabilities of the Participants at any time, whether before or after termination of the Plan.

7.	Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Maryland, subject to mandatory provisions of the laws of Australia applying.